EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/08/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S STARTS 2005 STRONG; JANUARY SALES UP 8.3%
U.S. comparable sales up 4.1%
Europe comparable sales up 5.4%

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 8.3% in January, 6.3% in constant currencies, compared with January 2004. Comparable sales for McDonald's restaurants worldwide increased 5.2%.
    McDonald's Chief Executive Officer Jim Skinner commented, "We're off to a good start in 2005 with comparable sales up 4.1% in the U.S. and 5.4% in Europe against tough prior year comparisons of 13.4% and 6.5%, respectively. Our performance in the U.S. continues to reflect the vitality of our menu, service and marketing initiatives along with our strategic focus on delivering an exceptional customer experience.
    "Europe's January Systemwide sales rose 11.6%, 6.9% in constant currencies, reflecting strong contributions from Germany's reenergized everyday value menu along with additional strategic value activities in Germany and the U.K. aimed at driving customer traffic. While I am encouraged by January's results, we must continue to make progress to strengthen our European business. We are focused on enhancing our performance across the region through relevant menu offerings, targeted marketing and improved operations, with emphasis on service.
    "Our performance in Asia/Pacific, Middle East and Africa benefited from ongoing initiatives to enhance our menu variety and value, generating comparable sales of 7.1% against strong prior year results."
    Skinner added, "Our goal for the year is to continue executing the Plan to Win with renewed energy and unwavering focus and discipline. As we continue to raise the bar on operational excellence and leadership marketing, I am confident that we will exceed our customers' expectations."

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Percent Inc/(Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2005	2004	Reported	Currency

McDonald's Restaurants*	5.2	10.1	8.3	6.3
Major Segments: U.S. Europe APMEA**	4.1 5.4 7.1	13.4 6.5 6.4	4.9 11.6 10.9	4.9 6.9 8.5

              *  Excludes non-McDonald's brands
            **  Asia/Pacific, Middle East and Africa

Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
    McDonald's tentatively plans to release supplemental financial data for 2004 on February 11, 2005. February sales will be released on March 8, 2005.
    Key members of McDonald's management team will speak at the Bear Stearns Retail, Restaurant & Apparel Conference at 12:15 p.m. (Eastern Time) on March 10, 2005. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
    More than 30,000 local McDonald's restaurants serve more than 48 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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